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[agere systems LOGO]                                  news release


Contact:          Vibha Agrawal               Vince Keenan
                  610-712-1737 (office)       610-712-1733 (office)
                  908-256-6234 (cellular)     vkeenan@agere.com
                  vagrawal@agere.com


NEW YORK STOCK EXCHANGE ADVISES AGERE SYSTEMS THAT STOCK HAS FALLEN BELOW MINIMUM LISTING CRITERIA


FOR RELEASE: TUESDAY, NOVEMBER 5, 2002
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     ALLENTOWN, Pa. -- Agere Systems (NYSE: AGR.A, AGR.B) today announced that it has been advised by the New York Stock Exchange (NYSE) that it has fallen below the NYSE's continued listing standard relating to minimum share price. The NYSE requires that a company's average closing stock price be at least $1.00 over a period of 30 consecutive trading days.

     The company is currently evaluating its alternatives with regard to complying with this standard. Under NYSE rules, a company typically has a period of six months to meet the continued listing standard.

     Agere Systems is a premier provider of advanced integrated circuit solutions that access, move and store network information. Agere's access portfolio enables seamless network access and Internet connectivity through its industry-leading WiFi/802.11 solutions for wireless LANs and computing applications, as well as its GPRS offering for data-capable cellular phones. The company also provides custom and standard multi-service networking solutions, such as broadband Ethernet-over-SONET/SDH components and wireless infrastructure chips, to move information across metro, access and enterprise networks. Agere is the market leader in providing integrated circuits such as read-channel chips, preamplifiers and system-on-a-chip solutions for high-density storage applications. Agere's customers include the leading PC manufacturers, wireless terminal providers, network equipment suppliers and hard-disk drive providers. More information about Agere Systems is available from its Web site at http://www.agere.com.
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